OPTIMIZERx Announces Accounting Change

ROCHESTER, MI, Feb 05, 2014 (Marketwired via COMTEX) -- OPTIMIZERx Corp (OTCQB: OPRX) announced its accounting and audit firm has determined a needed adjustment to the accounting policy so that the revenue share expenses are properly accrued each quarter and at the end of the year, versus when they are paid. The method of recording revenue share payments previously aligned with our contractual terms with our platform partners -- which generally required payment 30 days after we received the fees from our sponsored manufacturers in the following quarter. Therefore, for year-end 2012 and each quarter of 2013, there will be a journal entry needed to record the revenue share amounts due on an accrual basis rather than recording these as an expense when they are paid.

This does not have any impact on the revenue of our company, as we recently pre-released unaudited figures of $5.030 Million for 2013 -- which more than doubled from last year's $2,048,699 million. However, this expense recognition only became material as our revenue, and associated revenue share, accelerated quarter over quarter. Moving forward, 2014 will continue to reflect the accrued expenses and will have no further impact.

"We're very pleased that our revenues continue to grow so strongly and of course we want our financial reporting to reflect our business with compete accuracy and transparency, which is why we are proactively making this change. It does not in any way reflect additional expenses, only the timing and policy for their accrual and recognition of revenue share. We anticipate Optimizerx's sales and net profitability will continue to grow as you've all come to expect throughout 2014 and beyond," stated David Harrell, CEO of OptimizeRx Corp.

'SAFE HARBOR'

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Investor Contact:

Chris Schreiber

(917) 445-6207

SOURCE: OPTIMIZERx Corporation

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SUBJECT CODE:     Medical and Healthcare:Healthcare